As filed with the Securities and Exchange Commission on October 25, 2021.

Registration No. 333-260042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Udemy, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	27-1779864
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 Harrison Street, 3rd Floor

San Francisco, California 94107

(415) 813-1710

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gregg Coccari

President and Chief Executive Officer

600 Harrison Street, 3rd Floor

San Francisco, California 94107

(415) 813-1710

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tony Jeffries Yoichiro Taku Lianna Whittleton Christina Poulsen Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Ken Hirschman, SVP Operations and General Counsel Victoria Nemiah, Associate General Counsel Udemy, Inc. 600 Harrison Street, 3rd Floor San Francisco, California 94107 (415) 813-1710	Daniel N. Webb Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.00001 par value	16,675,000	$29.00	$483,575,000	$44,828

(1)	Includes an additional 2,175,000 shares of common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-260042) (the “Registration Statement”) is being filed solely for the purpose of revising Exhibit 3.1 and Exhibit 10.4, as indicated in Part II of this Amendment. This Amendment does not modify any provision of the prospectus that forms part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

Part II

Information not required in the prospectus

Item 13. Other expenses of issuance and distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Global Select Market, or Nasdaq, listing fee.

Amount paid or to be paid

SEC registration fee	$44,828

FINRA filing fee	73,037

Nasdaq listing fee	295,000

Printing and engraving expenses	525,813

Legal fees and expenses	1,650,000

Accounting fees and expenses	2,708,424

Transfer agent and registrar fees	5,000

Miscellaneous expenses	897,898

Total	$6,200,000

Item 14. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant to be in effect upon the completion of this offering provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant to be in effect upon the completion of this offering require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation to be in effect upon the completion of this offering provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his, her, or their dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and executive officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or executive officers.

The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The underwriting agreement between the registrant and the underwriters filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of the registrant’s directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement. The investors’ rights agreement with certain holders of our capital stock also provides for cross-indemnification in connection with the registration of the registrant’s common stock on behalf of such holders.

Item 15. Recent sales of unregistered securities

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2018. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

(1)

In March 2020, we issued and sold to investors an aggregate of 2,569,043 shares of our Series E redeemable convertible preferred stock at a purchase price of $15.57 per share for aggregate consideration of $39.9 million.

(2)

In November 2020 and December 2020, we issued and sold to investors an aggregate of 3,349,812 shares of our Series F redeemable convertible preferred stock at a purchase price of $24.13 per share for aggregate consideration of approximately $80.8 million.

(3)

In January 2021, we issued and sold to an investor 12,595 shares of our Series A-1 redeemable convertible preferred stock upon the exercise of an outstanding warrant at a purchase price of $0.196 per share. We received approximately $2,469 in consideration.

(4)	In August 2021, we issued an aggregate of 61,300 shares of our common stock to a former stockholder of CUX (d/b/a CorpU), or CorpU, as partial consideration for the acquisition of CorpU.

(5)

Since January 1, 2018, we granted to certain of our service providers stock options to purchase an aggregate of 29,721,715 shares of common stock upon the exercise of options under our 2010 Plan at exercise prices per share ranging from $3.06 to $34.14.

(6)	Since January 1, 2018, we granted to certain of our service providers 113,230 stock appreciation rights under our 2010 Plan at base exercises prices per share ranging from $3.12 to $34.14.

(7)

Since January 1, 2018, we issued and sold to certain of our service providers an aggregate of 14,378,073 shares of common stock upon the exercise of options under our 2010 Plan at exercise prices per share ranging from $0.02 to $34.14, for aggregate consideration of approximately $35.4 million.

The offers, sales, and issuances of the securities described in Items 15(1), 15(2), 15(3), and 15(4) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business, or other relationships, to information about the registrant.

The offers, sales, and issuances of the securities described in Items 15(5), 15(6), and 15(7) were exempt from registration under the Securities Act under either (1) Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or (2) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of such securities were the registrant’s employees, consultants, or directors and received the securities under our 2010 Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibit and financial statement schedules

(a) Exhibits.

See the exhibit index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which exhibit index is incorporated herein by reference.

(b) Financial statement schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index

Exhibit number	Description

1.1^	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect.

3.2^	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.

3.3^	Bylaws of the Registrant, as currently in effect.

3.4^	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.

4.1^	Fifth Amended and Restated Investor Rights Agreement by and among the Registrant and certain of its stockholders, dated November 13, 2020.

4.2^	Specimen common stock certificate of the Registrant.

5.1^	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+^	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2+^	2010 Equity Incentive Plan, as amended, and forms of agreement thereunder.

10.3+^	2021 Equity Incentive Plan and forms of agreements thereunder, to be in effect upon the completion of this offering.

10.4+	2021 Employee Stock Purchase Plan, as amended and restated, and forms of agreements thereunder, to be in effect upon the completion of this offering.

10.5+^	Employee Incentive Compensation Plan.

10.6+^	Outside Director Compensation Policy.

10.7+^	Confirmatory Employment Letter by and between the Registrant and Gregg Coccari.

10.8+^	Confirmatory Employment Letter by and between the Registrant and Sarah Blanchard.

10.9+^	Confirmatory Employment Letter by and between the Registrant and Velayudhan Venugopal.

10.10+^	Confirmatory Employment Letter by and between the Registrant and Gregory Brown.

10.11+^	Confirmatory Employment Letter by and between the Registrant and Cara Brennan Allamano.

10.12+^	Confirmatory Employment Letter by and between the Registrant and Llibert Argerich.

10.13+^	Confirmatory Employment Letter by and between the Registrant and Prasad Gune.

10.14+^	Change in Control and Severance Agreement by and between the Registrant and Gregg Coccari.

10.15+^	Change in Control and Severance Agreement by and between the Registrant and Sarah Blanchard.

10.16+^	Change in Control and Severance Agreement by and between the Registrant and Velayudhan Venugopal.

10.17+^	Change in Control and Severance Agreement by and between the Registrant and Gregory Brown.

10.18+^	Change in Control and Severance Agreement by and between the Registrant and Cara Brennan Allamano.

Exhibit number	Description

10.19+^	Change in Control and Severance Agreement by and between the Registrant and Llibert Argerich.

10.20+^	Change in Control and Severance Agreement by and between the Registrant and Prasad Gune.

21.1^	List of subsidiaries.

23.1^	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2^	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1^	Power of Attorney (included on page II-7 of the original filing of this registration statement).

^	Previously filed.

+	Indicates management contract or compensatory plan.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 25, 2021.

UDEMY, INC.

By:	/s/ Gregg Coccari
Gregg Coccari
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregg Coccari Gregg Coccari	President, Chief Executive Officer, and Chairperson of the Board of Directors (Principal Executive Officer)	October 25, 2021

/s/ Sarah Blanchard Sarah Blanchard	Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2021

* Eren Bali	Director	October 25, 2021

* Parker Barrile	Director	October 25, 2021

* Kenneth Fox	Director	October 25, 2021

* Heather Hiles	Director	October 25, 2021

* Lawrence Illg	Director	October 25, 2021

* Jeffrey Lieberman	Director	October 25, 2021

* Lydia Paterson	Director	October 25, 2021

*By:	/s/ Gregg Coccari
Gregg Coccari
Attorney-in-fact